      Exhibit B

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NEES GLOBAL, INC.
Consolidated Statement of Income and Accumulated Deficit
For the Twelve Months Ended December 31, 1998
(Unaudited, Subject to Adjustment)
(thousands of dollars)

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INCOME
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
Rental water heater revenue     $ 4,201
Consulting revenue and other     791
Equity in earnings - HydroServ Group, LLC     (143)

                    --------
     Total income     4,849
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EXPENSE
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Operation and maintenance expenses     4,696
Write-off of investment in:
  Underwater Unlimited Diving Services, Inc.      1,000
  Monitoring Technologies, Inc.     475
  HydroServ Group, LLC     9
Depreciation               1,169
Income taxes       (1,247)
               --------
     Total expenses     6,102
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Net loss               $ (1,253)
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Accumulated deficit at beginning of period     $ (9,160)

Accumulated deficit at end of period     $(10,413)
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